Exhibit 23



                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
Northern Star Financial, Inc.
Mankato, MN  56001

We consent to the use of our report dated August 5, 1999, relating to the consolidated statements of financial condition Northern Star Financial, Inc. and Subsidiary as of June 30, 1999 and 1998 and the related consolidated statements of operation, stockholders' equity, and cash flows for the year ended June 30, 1999 and for the period from inception, January 22, 1998 to June 30, 1998 which report appears in the June 30, 1999 annual report on Form 10-KSB of Northern Star Financial, Inc.



/s/ Bertram Cooper & Co., LLP

Bertram Cooper & Co., LLP
Waseca, Minnesota
October 6, 1999